EXHIBIT 99.1

Integrity Bancshares, Inc. Announces Three-For-Two Stock Split

Alpharetta, GA — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced that its board of directors approved a three-for-two stock split, payable on January 24, 2005 to shareholders of record as of January 10, 2005. This stock split occurs approximately one year after the previous three-for-two stock split, which was completed in December, 2003. The split will bring the total number of outstanding common shares to approximately 6.4 million.

“We are extremely pleased with the performance of our stock over the last year,” said Steve Skow, President and Chief Executive Officer of Integrity Bancshares, Inc. “The stock split is a reward to the shareholders who have shown confidence in our organization. It is intended to improve market liquidity in our stock and maintain an optimal trading range for the price.”

Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta (Fulton County), Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell (Fulton County), Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna (Cobb County), Georgia in June, 2004. A loan production office (LPO) opened at 1165 Lawrenceville-Suwannee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock of the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the principal contact at Morgan Keegan (404-240-6751).

The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.

Contact:	Integrity Bancshares, Inc.
Mr. Jeff L. Sanders
Senior Vice President and C.F.O.
(770) 777-0324
jsanders@myintegritybank.com